UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): February 23, 2023

Adial Pharmaceuticals, Inc.

(Exact name of registrant as specified in charter)

Delaware

(State or other jurisdiction of incorporation)

001-38323	82-3074668
(Commission File Number)	(IRS Employer Identification No.)

1180 Seminole Trail, Ste 495
Charlottesville, VA 22901

(Address of principal executive offices and zip code)

(434) 422-9800

(Registrant’s telephone number including area code)

(Former Name and Former Address)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of each exchange on which registered
Common Stock	ADIL	NASDAQ

Warrants	ADILW	NASDAQ

Indicate by check mark whether the registrant is an emerging growth company as defined in in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by checkmark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On February 23, 2023, Adial Pharmaceuticals, Inc., a Delaware corporation (the “Company”), entered into a securities purchase agreement (the “Purchase Agreement”) with an accredited institutional investor (the “Investor”) providing for the issuance of 1,829,269 shares (the “Shares”) of the Company’s common stock, par value $0.001 (the “Common Stock”). Pursuant to the Purchase Agreement, the Investor is purchasing the Shares for an aggregate purchase price of approximately $750,000.

The Company estimates that the net proceeds from the offering will be approximately $550,000 after deducting certain fees due to the Placement Agent, as hereinafter defined, and the Company’s estimated transaction expenses. The net proceeds received by the Company will be used for working capital purposes.

Pursuant to the Purchase Agreement, an aggregate of 1,829,269 Shares will be issued to the Investor in a registered direct offering (the “Registered Offering”) and registered under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to a prospectus supplement to the Company’s currently effective registration statement on Form S-3 (File No. 333-237793), which was initially filed with the U.S. Securities and Exchange Commission (the “SEC”) on April 22, 2020, and was declared effective on April 30, 2020 (the “Shelf Registration Statement”). The Company expects to file the prospectus supplement for the Registered Offering on or about February 24, 2023.

The Registered Offering was also conducted pursuant to a placement agency agreement, dated February 23, 2023 (the “Placement Agency Agreement”), by and between the Company and Joseph Gunnar & Co., LLC (the “Placement Agent”). The Placement Agent has agreed to use its “reasonable best efforts” to solicit offers to purchase the Shares. The Placement Agent has no obligation to purchase any of the Shares or to arrange for the purchase or sale of any specific number or dollar amount of Shares. The Company has agreed to pay the Placement Agent a fee equal to 10% of the aggregate purchase price paid by Investor placed by the Placement Agent and certain expenses not to exceed $35,000. The Company also agreed to issue to the Placement Agent a warrant (the “Placement Agent Warrants”) to purchase up to an aggregate of 182,927 shares of common stock, representing 10% of the aggregate number of shares of Common Stock sold in the Registered Offering. The Placement Agent Warrants will have an exercise price equal to $0.41 and will be exercisable beginning on the date which is two months after the closing date and expire five years after the date of issuance. The Placement Agent Warrants will have a cashless exercise provisions and provide for customary anti-dilution protection but not price protection.

The Company expects the Registered Offering to close on or about February 24, 2023, subject to the satisfaction of customary closing conditions in the Purchase Agreement and the Placement Agency Agreement. The Purchase Agreement and the Placement Agency Agreement contain customary representations, warranties and agreements of the Company, the Investor and the Placement Agent and customary indemnification rights and obligations of the parties thereto.

The Company also entered into a voting agreement (the “Voting Agreement”) with the Investor, pursuant to which the Investor agrees to vote all shares of Common Stock that it beneficially owns on and after February 23, 2023 with respect to all of the proposals presented by the Company to the stockholders of the Company at the Company’s next meeting of its stockholders, including at every adjournment or postponement thereof, or any subsequent meeting of its stockholders duly called for the same or similar purposes. The Investor’s agreement to vote its shares of Common Stock does not require the Investor to vote its shares for or against any particular proposal or proposals, whether or not such proposal or proposals are recommended by the Company’s board of directors.

The foregoing description of the Placement Agent Warrant, the Purchase Agreement, the Placement Agency Agreement and the Voting Agreement are qualified in their entirety by reference to the full text of the form of the Placement Agent Warrant, the form of Purchase Agreement, the Placement Agency Agreement and the form of Voting Agreement, the forms of which are attached as Exhibits 4.1, 10.1, 10.2 and 10.3, respectively, to this Current Report on Form 8-K, and which are incorporated herein in their entirety by reference. The Company is also filing the opinion of its counsel, Blank Rome LLP, relating to the legality of the issuance and sale of the Shares as Exhibit 5.1 hereto. Exhibit 5.1 is incorporated herein by reference and into the Shelf Registration Statement.

Item 3.02. Unregistered Sales of Equity Securities.

The applicable information set forth in Item 1.01 of this Current Report on Form 8-K related to the Placement Agent Warrants and the shares underlying the Placement Agent Warrants is hereby incorporated by reference in this Item 3.02.

Item 8.01. Other Events.

On February 24, 2023, the Company issued a press release announcing the pricing of the Shares in the Registered Offering. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

The following exhibits are filed herewith

Exhibit Number	Description
4.1	Form of Placement Agent Warrant
5.1	Opinion of Blank Rome LLP
10.1	Form of Securities Purchase Agreement
10.2	Placement Agency Agreement
10.3	Form of Voting Agreement
23.1	Consent of Blank Rome LLP (included in Exhibit 5.1)
99.1	Press Release dated February 24, 2023
104	Cover Page Interactive Data File (embedded with the inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 24, 2023	ADIAL PHARMACEUTICALS, INC.

	By:	/s/ Cary J. Claiborne
	Name:	Cary J. Claiborne
	Title:	President and Chief Executive Officer

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